Exhibit 99.2

CONTACT:	William George	675 Bering Drive, Suite 400
	Chief Financial Officer	Houston, Texas 77057
	713-830-9650	713-830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA INCREASES QUARTERLY DIVIDEND

Houston, TX — October 25, 2018 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of mechanical services including heating, ventilation, air conditioning, plumbing, piping and controls, today announced that its board of directors declared a quarterly dividend of $0.090 per share, which is a $0.005 increase from the Company’s most recent dividend, on Comfort Systems USA, Inc. common stock.  The dividend is payable on November 20, 2018 to stockholders of record at the close of business on November 9, 2018.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 127 locations in 113 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.